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                                   EXHIBIT 11

                   STATEMENT OF COMPUTATION PER SHARE EARNINGS

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
                                                                        1/01/03
                                                                           TO
                                               ANNUALIZED               9/30/03
                                               ----------               -------
RETURN ON EQUITY AND ASSETS

Return on average total assets                    0.93%                     0.69%
Return on average equity                         11.25%                     8.42%
Dividend Payout Ratio                                                      18.57%
Average Equity to Average Assets                                            8.25%

STATEMENT OF COMPUTED PER SHARE EARNINGS

Net income                                                            $7,001,000

Average Basic Shares Outstanding                                       5,450,496

Average Diluted Shares Outstanding                                     5,583,474

Basic earnings per share                                              $     1.28

Diluted earnings per share                                            $     1.25
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